CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Trustees and Shareholders

Evergreen Equity Trust

Evergreen International Trust

We consent to the use of our reports, dated December 27, 2007, for the Evergreen Health Care Fund and Evergreen Utility and Telecommunications Fund, each a series of the Evergreen Equity Trust and the Evergreen Precious Metals Fund, a series of the Evergreen International Trust, incorporated herein by reference and to the references to our firm under the captions “FINANCIAL HIGHLIGHTS” in the prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts

February 27, 2008